CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Partners
WNC Housing Tax Credit Fund VI, L.P., Series 7


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11, post-effective amendment no. 3, of our report dated August 6, 1999 relating to the financial statements of WNC Housing Tax Credit Fund VI, L.P., Series 7, which is contained in that Prospectus, and our report dated December 27, 1999 relating to the consolidated balance sheet of WNC & Associates, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.





                                                              BDO SEIDMAN, LLP

Orange County, California
September 18, 2000